EXHIBIT 12.1



                       TOSCO CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, 1994, 1993, AND 1992
                    (THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)

                                                              1996          1995           1994           1993            1992
Income before income taxes per                               $  247,849    $  127,439     $  133,849     $  131,754       $  51,013
income statement

Fixed charges to be added to income before income taxes:
Interest expense, including                                      91,061        59,815         58,315         48,868          23,941
amortization of debt expenses
Dividends on Trust Convertible                                     767
Preferred Securities
Interest factor of rental expense                                29,869        17,808         13,575          8,869           5,882

Income as adjusted                                           $  369,546    $  205,062     $  205,739     $  189,491       $  80,836

Interest expense, including                                   $  91,061     $  59,815      $  58,315      $  48,868       $  23,941
amortization of debt expense
Interest capitalized                                              1,426         4,730            682
Dividends on Trust Convertible                                      767
Preferred Securities
Interest factor of rental expense                                29,869        17,808         13,575          8,869           5,882

Total fixed charges                                          $  123,123     $  82,353      $  72,572      $  57,737       $  29,823
                                                             ----------     ---------
Ratio of earnings to fixed charges                                 3.00          2.49           2.83           3.28            2.71
                                                             ==========    ==========     ==========      =========      ===========